Exhibit 2.4




                          321 PLAY, INC./BIDVILLE, INC.

                              ACQUISITION AGREEMENT


















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                              ACQUISITION AGREEMENT


     THIS ACQUISITION AGREEMENT, (the "Agreement") is entered into as of March 24 2004, by and among 321 Play, Inc., a New York corporation ("321"), and Bidville, Inc., a Nevada corporation ("Bidbille"). Each of 321 and Bidville may be from time to time herein collectively referred to as "Parties" and individually as a "Party."

                                    RECITALS

     WHEREAS,  321,  together  with all of 321's  shareholders  as  indicated on
Schedule 1 hereto (the "321 Shareholders"), wish to transfer 100% of the shares of Common Stock of 321 to Bidville, subject to the terms and conditions contained in this Agreement, and

     WHEREAS, consideration payable to 321, in exchange for 100% of the Common Stock of 321 shall consist of tfive hundred thousand (500,000) shares of restricted common stock of Bidville, and up to an additional three million (3,000,000) shares of restricted common stock of Bidville, payable upon 321 reaching certain performance goals, as defined below, with all such consideration subject to the terms and conditions set forth below, and

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows.

1.   [INTENTIONALLY DELETED]

2.   AGREEMENT TO SELL AND PURCHASE.

     2.1 Authorization of Shares. On or prior to the Closing (as defined in Section 3 below), 321 and the 321 Shareholders shall have authorized the sale to Bidville of 100% of the Common Stock of 321 (collectively, the "321 Shares"). The 321 Shares shall have the rights, preferences, privileges and restrictions of shares of common stock set forth in the Articles of Incorporation of 321, in the form attached hereto as Exhibit B (the "321 Articles") and Bylaws of 321, in the form attached hereto as Exhibit C (the "321 Bylaws").

     2.2 Sale and Purchase of Shares. Subject to the terms and conditions contained herein, hereby agrees to sell to Bidville, and Bidville agrees to purchase the 321 Shares from 321, subject to the purchase price set forth in Sections 3.2 below.

3.   CLOSING, DELIVERY AND PAYMENT.

     3.1 Closing. The closing under this Agreement (the "Closing" or "Closing") shall take place at 10 a.m. on March 24, 2004, at the offices of Bidville, or at such other time or place as the Parties may mutually agree (the "Closing Date").

     3.2 Deliveries. At the Closing, subject to the terms and conditions hereof, 321 will deliver to Bidville one or more certificates representing 100% of the 321 Shares ("Share Certificate"); and 321 will deliver to Bidville such certificates of title, bills of sale, assignments, and other instruments as may be requested by counsel to Bidville, each in a form reasonably acceptable to Bidville.



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          (a) In partial  consideration of the receipt of the Share  Certificate and other deliveries to be made at the Closing, Bidville will deliver to 321 share certificates in the aggregate of five hundred thousand (500,000) restricted shares of common stock of Bidville (the "Purchase Price"), with the Purchase Price to be delivered immediately by 321 to each 321 Shareholder to reflect that 321 Shareholder's proportional ownership in 321 immediately prior to the Closing. Such proportional ownership interest in 321 immediately prior to the Closing shall be reflected in Schedule 1 attached hereto.

          (b) In partial consideration of the receipt of the Share Certificate and the other deliveries to be made at the Closing, Bidville will enter into an agreement (the "Supplementary Agreement") with the 321 Shareholders, which agreement shall provide for payments to the 321 Shareholders of up to an additional three million (3,000,000) shares of common stock of Bidville, payable over a period of up to three years from the Closing Date, in the event that 321 achieves certain performance goals, as set forth in the paragraphs immediately following:

               Provided that, with respect to any fiscal year prior to the third anniversary of the Closing Date, the working capital of 321 meets or exceeds one million dollars ($1,000,000), and remains at or above that level for a period of not less than three months prior to end of 321's fiscal year, calculated for the purposes of this paragraph and the paragraph immediately preceding only with respect to 321's fiscal year immediately prior to the Closing:

          For each ten million dollars ($10,000,000) in annual revenue generated by 321, with annual revenue calculated using Generally Accepted Accounting Principles ("GAAP"), Bidville shall tender five hundred thousand (500,000) shares of restricted common stock of Bidville to 321, for delivery to the 321 Shareholders to reflect each 321 Shareholder's proportional ownership in 321 immediately prior to the Closing.


4.   REPRESENTATIONS AND WARRANTIES OF 321 AND THE 321 SHAREHOLDERS

Except as set forth on a Schedule of Exceptions delivered by 321 to Bidville prior to the Closing, 321 and each of the 321 Shareholders hereby jointly and severally represent and warrant to Bidville as of the Closing as follows:

     4.1 Organization, Good Standing and Qualification. 321 is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. 321 has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement, and to carry out the provisions of this Agreement and to carry on its business as presently conducted. 321 is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions, in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on 321 or its business.

     4.2 Subsidiaries. At all times prior to the Closing, 321 owns, legally and beneficially, 100% of all securities, whether debt, equity, convertible, hybrid, or otherwise, issued by Buy Sell Connect.com, Inc., a New York corporation ("Buy Sell"), and 321 shall not transfer, sell, pledge, mortgage, hypothecate, or otherwise transfer any legal or beneficial interest or ownership in any securities of Buy Sell prior to the Closing. Other than Buy Sell, 321 does not own or control any equity security or


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other interest in any other corporation,  limited partnership, limited liability company, or other business entity. 321 is not a participant in any joint venture, partnership or similar agreement

The authorized capital of Buy Sell immediately prior to the Closing will consist solely of 100 authorized shares of common stock (the "Buy Sell Shares"), of which shares are issued and outstanding. All issued and outstanding Buy Sell Shares (a) have been duly authorized and validly issued (b) are fully paid and nonassessable and (c) were issued in compliance with all applicable state and federal laws and regulations concerning the issuance of securities. The rights, preferences, privileges and restrictions of the Buy Sell Shares are as stated in the Articles of Incorporation of Buy Sell ("Buy Sell Articles"), which are attached hereto as Exhibit D. The Bylaws of Buy Sell ("Buy Sell Bylaws") are attached hereto as Exhibit E. addition to and supplementing any other warranty regarding the capitalization and finances of Buy Sell, 321 specifically warrants that other than the Buy Sell Shares, Buy Sell has not issued any securities of any type or kind whatsoever, nor has Buy Sell incurred any material indebtedness not disclosed in the financial statements provided to Bidville or the Buy Sell Balance Sheet (defined below), on its own behalf or on behalf of any other person or entity, prior to the Closing. Except as set forth on the Schedule of Exceptions, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind regulating the purchase or acquisition of any Buy Sell securities.


     4.3 Capitalization; Voting Rights. The authorized capital of 321 immediately prior to the Closing will consist solely of 200 authorized shares of common stock, of which shares are issued and outstanding. All issued and outstanding 321 Shares (a) have been duly authorized and validly issued (b) are fully paid and nonassessable and (c) were issued in compliance with all applicable state and federal laws and regulations concerning the issuance of securities. The rights, preferences, privileges and restrictions of the 321 Shares are as stated in the 321 Articles. In addition to and supplementing any other warranty regarding the capitalization and finances of 321, 321 and the 321 Shareholders specifically warrant that other than the 321 Shares, 321 has not issued any securities of any type or kind whatsoever, nor has 321 incurred any material indebtedness not disclosed in the financial statements provided to Bidville or the Balance Sheet (defined below), on its own behalf or on behalf of any other person or entity, prior to the Closing. Except as set forth on the Schedule of Exceptions, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholder agreements, or agreements of any kind regulating the purchase or acquisition of any 321 securities.

     4.4 Authorization; Binding Obligations. All corporate action on the part of 321 and Buy Sell, each of their officers, directors and shareholders, necessary for the authorization of this Agreement, the performance of all obligations of 321 and Buy Sell hereunder at the Closing and the authorization for the sale and delivery of the 321 Shares has been taken or will be taken prior to the Closing as applicable. The terms of this Agreement, when executed and delivered, will be valid and binding obligations of 321 enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) general principles of equity that restrict the availability of equitable remedies. The sale of the 321 Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived.

     4.5 Liabilities. To the best of its knowledge, neither 321 nor the 321 Shareholders know of any material contingent liabilities of 321 or Buy Sell not disclosed in the financial statements provided to Bidville or the Balance Sheet or the Buy Sell Balance Sheet, except (i) current liabilities incurred in the ordinary course of business that individually or in the aggregate are not material to the financial condition


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or operating  results of 321 or Buy Sell,  respectively and (ii) obligations not required to be reflected under generally accepted accounting principles in the financial statements provided to Bidville or in the Balance Sheet or in the Buy Sell Balance Sheet.

4.6  Agreements; Aggregation.

          (a) 321 and the 321 Shareholders warrant that there are no material agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which 321 or Buy Sell is a party or by which 321 or Buy Sell is bound which may involve obligations (contingent or otherwise) of, or payments to, 321 or Buy Sell in excess of $5,000.00 (other than obligations of, or payments to, 321 or Buy Sell arising from the ordinary course of business).

          (b) For the purposes of subsection (a) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity shall be aggregated for the purpose of meeting the individual minimum dollar amount set forth in such subsection.

     4.7 Related Party Transactions. 321 and the 321 Shareholders warrant that there are no obligations of 321 or Buy Sell to officers, directors, shareholders, or employees of 321 or Buy Sell other than (a) for payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of 321 or Buy Sell and (c) for other standard employee benefits made generally available to all employees (including stock option agreements outstanding under any stock option plan approved by the Board of Directors of 321 or the Board of Directors of Buy Sell

     4.8 Title to Properties and Assets; Liens, Etc. 321 and the 321 Shareholders warrant that 321 has good title to all its properties and assets, including its customer lists and product lines and the properties and assets reflected in the most recent financial statements provided to Bidville and/or the Balance Sheet, and good title to 321's leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than
(a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of 321, and (c) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by 321 are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. 321 is in compliance with all material terms of each lease to which it is a party or is otherwise bound. A copy of 321's Balance Sheet, current as of the Closing Date and prepared in accordance with GAAP, ("Balance Sheet") is attached hereto as Exhibit D. A copy of each deed, title, lease, permit, or other certificate or evidence of legal or beneficial ownership of each real or personal property as used by 321 has been provided to Bidville.

     321 and the 321 Shareholders warrant that Buy Sell has good title to all its properties and assets, including its customer lists and product lines and the properties and assets reflected in the most recent financial statements provided to Bidville and/or the Buy Sell Balance Sheet, and good title to Buy Sell's leasehold estates, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than (a) those resulting from taxes which have not yet become delinquent, (b) minor liens and encumbrances which do not materially detract from the value of the property subject thereto or materially impair the operations of Buy Sell, and (c) those that have otherwise arisen in the ordinary course of business. All facilities, machinery, equipment, fixtures, vehicles and other properties owned, leased or used by Buy Sell are in good operating condition and repair and are reasonably fit and usable for the purposes for which they are being used. Buy Sell is in compliance with all material terms of each lease to which it is a party or is otherwise bound. A copy of Buy Sell's Balance Sheet, current as of the Closing


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Date and  prepared  in  accordance  with  GAAP,  ("Buy Sell  Balance  Sheet") is attached hereto as Exhibit **. A copy of each deed, title, lease, permit, or other certificate or evidence of legal or beneficial ownership of each real or personal property as used by Buy Sell has been provided to Bidville.

     4.9 Title to Accounts. 321 warrants that it has good title to all its merchant accounts, bank accounts and in each case such accounts are subject to no mortgage, pledge, lien, lease, encumbrance, charge, freeze, overdraft, or hold. 321 warrants that Buy Sell has good title to all its merchant accounts, bank accounts and in each case such accounts are subject to no mortgage, pledge, lien, lease, encumbrance, charge, freeze, overdraft, or hold. A current copy of all account statements of 321 and/or Buy Sell and a current copy of all account agreement (if available) for each such account of 321 and Buy Sell has been provided to Bidville.


     4.10 Insurance Policies. 321 warrants that it has complied fully with the terms of all insurance policies entered into by it, and that 321 is not in default, breach, or violation of any such policy, nor to 321's knowledge, is there any fact that would give rise to such a default, breach or violation. 321 warrants that Buy Sell has complied fully with the terms of all insurance policies entered into by Buy Sell, and that Buy Sell is not in default, breach, or violation of any such policy, nor to 321's knowledge, is there any fact that would give rise to such a default, breach or violation.

     A copy of each insurance policy entered into by 321 and/or Buy Sell has been provided to Bidville.

     4.11 321 Intellectual Property. 321 and the 321 Shareholders warrant that 321 owns or possesses sufficient legal rights and titles to all patents, trademarks, service marks, trade names, copyrights, trade secrets, internet or world-wide web addresses and sites, services, computer software, licenses, information and other proprietary rights and processes necessary for its business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others, that all such rights and titles are currently in full force and effect and that no such right or title is scheduled to expire according to its terms within thirty (30) days following the Closing Date. A copy of each patent, copyright, trade- or service- mark registration, internet domain registration, co-location agreement, and software license as is or has been used by 321 has been provided to Bidville.

          (a) 321 has not received nor is 321 aware of any communication alleging that 321 (or any person acting or purporting to act on behalf of 321) has violated or, by conducting its business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets, rights in internet or world-wide web addresses and sites, services, computer software, or other proprietary rights of any other person or entity.

          (b) 321 is not aware of any employee of 321 that may be obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with that employee's duties to 321 or that would conflict with 321's business as presently proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of 321's business by 321, nor the conduct of 321's business as presently proposed, will, to 321's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated.





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     4.12 Buy Sell Intellectual  Property.  321 and the 321 Shareholders warrant that Buy Sell owns or possesses sufficient legal rights and titles to all patents, trademarks, service marks, trade names, copyrights, trade secrets, internet or world-wide web addresses and sites, services, computer software, licenses, information and other proprietary rights and processes necessary for Buy Sell's business as now conducted and as presently proposed to be conducted, without any known infringement of the rights of others, that all such rights and titles are currently in full force and effect and that no such right or title is scheduled to expire according to its terms within thirty (30) days following the Closing Date. A copy of each patent, copyright, trade- or service- mark registration, internet domain registration, co-location agreement, and software license as is or has been used by Buy Sell has been provided to Bidville.

          (a) Neither 321 nor Buy Sell has received nor is 321 or Buy Sell aware of any communication alleging that Buy Sell (or any person acting or purporting to act on behalf of 321 or Buy Sell) has violated or, by conducting Buy Sell's business as presently proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets, rights in internet or world-wide web addresses and sites, services, computer software, or other proprietary rights of any other person or entity.

          (b) Neither 321 nor Buy Sell is aware of any employee of Buy Sell that may be obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with that employee's duties to 321 or Buy Sell or that would conflict with 321 or Buy Sell's business as presently proposed to be conducted. Neither the execution nor delivery of this Agreement, nor the carrying on of Buy Sell's business, nor the conduct of Buy Sell's business as presently proposed, will, to 321 or Buy Sell's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any employee is now obligated.

     4.13 Compliance with Other Instruments. 321 is not in violation or default of any term of the 321 Articles or the 321 Bylaws, or of any material provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or which binds or may bind it. The execution, delivery, and performance of this Agreement, and the sale of the 321 Shares pursuant hereto will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of 321 or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to 321, its business or operations or any of its assets or properties.

     Buy Sell is not in violation or default of any term of the Buy Sell Articles or the Buy Sell Bylaws, or of any material provision of any mortgage, indenture, contract, agreement, instrument or contract to which it is party or which binds or may bind it. The execution, delivery, and performance of this Agreement, and the sale of the 321 Shares pursuant hereto will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of Buy Sell or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to Buy Sell, its business or operations or any of its assets or properties.

     4.14 Litigation. There is no action, suit, proceeding or investigation pending or to 321 or to any 321 Shareholder's knowledge currently threatened against 321 and/or Buy Sell, including without limitation, any action, suit, proceeding or investigation which questions the validity of this Agreement, any provisions thereof, or the rights of 321, Buy Sell or any 321 Shareholder to enter into any such


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agreements, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of 321 or Buy Sell , financially or otherwise, or any change in the current equity ownership of 321 or Buy Sell, nor are 321, Buy Sell, or any 321 Shareholder aware that there is any basis for any of the foregoing. The foregoing includes, without limitation, actions pending or to threatened against 321 and/or Buy Sell by reason of the past or present employment relationships of any of 321 and/or Buy Sell's employees.


     4.15 Tax Returns and Payments. 321 has disclosed to Bidville the status with respect to all 321's and Buy Sell's tax returns (federal, state and local), that 321 or that Buy Sell is required to file. To 321's knowledge, all other taxes due and payable by 321 and Buy Sell on or before the Closing have been paid or will be paid prior to the time they become delinquent with any exceptions permitted by any taxing authority. 321 has not been advised (a) that any of its returns, federal, state or other, have been or are being audited as of the date hereof, (b) of any deficiency in assessment or proposed judgment to its federal, state or other taxes, (c) that any of Buy Sell's returns, federal, state or other, have been or are being audited as of the date hereof, (b) of any deficiency in assessment or proposed judgment to Buy Sell's federal, state or other taxes. 321 has no knowledge of any liability for any tax to be imposed upon its properties or assets or Buy Sell's properties or assets as of the date of this Agreement that is not adequately provided for.


     4.16 Employees. Neither 321 nor Buy Sell has a collective bargaining agreements with any of employees. There is no labor union organizing activity pending or, to 321's knowledge, threatened with respect to 321 or Buy Sell. 321 is not aware that any officer or key employee or any group of key employees, intends to terminate his, her or their employment with 321 or Buy Sell, nor does 321 or Buy Sell have any present intention to terminate the employment of any officer, key employee or group of key employees.


     4.17 ERISA. Neither 321 nor Buy Sell has or otherwise contribute to or participate in any employee benefit plan subject to the Employee Retirement Income Security Act of 1974.


     4.18 Obligations of Management. Each officer of 321 and of Buy Sell is currently devoting adequate business time to the conduct of the business of 321 and Buy Sell, respectively. To 321's knowledge, no current or former officer or key employee or either 321 or Buy Sell is currently working for a competitor enterprise.


     4.19 Registration Rights . 321 is presently not under any obligation, and 321 has not granted any rights to register any of 321's presently outstanding securities or any of its securities that may hereafter be issued. Neither 321 nor Buy Sell is presently under any obligation, and neither 321 nor Buy Sell has granted any rights to register any of Buy Sell's presently outstanding securities or any of its securities that may hereafter be issued.


     4.20 Compliance with Laws; Permits. To the knowledge 321, 321 and Buy Sell have complied in all material respects with all applicable statutes, rules, regulations, orders or restrictions of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of


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its  business  or the  ownership  of its  properties.  No  governmental  orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and performance thereunder, or, except such filings as shall have been made prior to or concurrently with the Closing, and, if required, any such filings that must be made subsequent to the Closing will be effective within the time period required by law. Each of 321 and Buy Sell has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect the business, properties, prospects or financial condition of 321 and/or Buy Sell.

     4.21 Offering Valid. Assuming the accuracy of the representations and warranties of Bidville contained in Section 5.2 hereof, the offer and sale of the 321 Shares will be effected in compliance with applicable federal and state securities laws.

     4.22 Disclosures. Neither this Agreement, the Exhibits hereto, nor any other document delivered by 321, Buy Sell, the 321 Shareholders, their attorneys or agents to Bidville or their attorneys or agents in connection with the transactions contemplated hereby or thereby, taken as a whole, contain any untrue statement of a material fact, nor omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

     4.23 Minute Books. The minute books of 321 and Buy Sell will be made available to Bidville upon request through the Closing, and will contain a true and complete summary of all meetings of directors and shareholders since the time of incorporation.

     4.24 Real Property Holding Corporation. 321 is not a real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the "Code") and any regulations promulgated thereunder.

     4.25 Tax Elections. Neither 321 nor Buy Sell has elected pursuant to the Code to be treated as an "S" corporation or a collapsible corporation pursuant to Section 341(f) or Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections which relate solely to matters of accounting, depreciation or amortization) which would have a material adverse effect on321 or Buy Sell, or the financial condition, or business as presently conducted or present properties or material assets of either 321 or Buy Sell.


5.   REPRESENTATIONS AND WARRANTIES OF BIDVILLE.

     Bidville hereby represents and warrant to 321 and the 321 Shareholders as follows:

     5.1 Requisite Power and Authority. Bidville has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement and to carry out its provisions. All action on Bidville's part required for the lawful execution and delivery of this Agreement have been taken prior to the Closing. Upon their execution and delivery, the terms of this Agreement will be valid and binding obligations of Bidville, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights, and (b) general principles of equity that restrict the availability of equitable remedies. Bidville represents that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action. The execution and performance of the transactions contemplated by this Agreement by Bidville (i) will not violate any provision of law applicable to either such party; and (ii) will not conflict with or result in any breach of any of the material terms, conditions or provisions of, or constitute a default under, its articles or bylaws or any indenture, lease, agreement or other instrument to which Bidville is a party or by which either or any of their respective properties is bound, or any decree, judgment, order, statute, rule or regulation applicable to Bidville.


     5.2 Experience. Bidville has carefully reviewed the representations and warranties of 321 and the 321 Shareholders contained in this Agreement and has made a detailed inquiry concerning 321, its business and its personnel, and offices. 321 and its officers, directors, and personnel have made available to Bidville any and all written information that Bidville has requested and have answered all inquiries made by Bidville to Bidville's satisfaction. Bidville has adequate net worth and means of providing for its current needs and contingencies to sustain a complete loss of its investment in 321. Bidville's overall commitment to investments which are not readily marketable is not disproportionate to its net worth, (taking into account the net worth of investors in Bidville) and Bidville's investment in 321 will not cause such overall commitment to become excessive.


     5.3 Investment Representations. Bidville understands that the 321 Shares have never been registered under the Securities Act. Bidville also understands that the 321 Shares are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon 321's representations contained in this Agreement. Bidville hereby represents and warrants as follows:

          (a) Bidville Bears Economic Risk. Bidville and its management have substantial experience in evaluating and investing in private placement transactions of securities in companies similar to 321 so that it is capable of evaluating the merits and risks of its investment in 321 and has the capacity to protect its own interests. Bidville must bear the economic risk of this investment indefinitely unless the 321 Shares are registered pursuant to the Securities Act, or an exemption from registration is available. Bidville understands that 321 has no present intention of registering the 321 Shares, or any other securities. Bidville also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Bidville to transfer all or any portion of the 321 Shares under the circumstances, in the amounts, at the prices or at the times Bidville might propose.

          (b) Acquisition for Own Account. Bidville is acquiring the 321 Shares for Bidville's own account for investment only, and not with a view towards their distribution, and would not have been an "underwriter" (as that term is defined in Section 2(a)(11) of the Securities Act) with respect to the original purchase of the 321 Shares if it had then been a purchaser of such shares.

          (c) Bidville Can Protect Its Interest. Bidville represents that by reason of its management's, business or financial experience, Bidville has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Furthermore, Bidville is aware of no publication or of any advertisement in connection with the transactions contemplated in the Agreement.

          (d) Accredited Investor. Bidville represents that it is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act.

          (e) Company Information. Bidville has received and read the financial statements and the Balance Sheets of 321 and Buy Sell and has had an opportunity to discuss 321 and Buy Sell's business, management and financial affairs with Buy Sell, 321, and their directors, officers and management and has had the opportunity to review the operations and facilities of 321 and Buy Sell.

          (f) Rule 144. Bidville acknowledges and agrees that the 321 Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Bidville has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act as in effect from time to time, which permits limited resale of 321 Shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about 321, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding specified limitations.

          (g) Residence. As corporation, the office or offices of in which its investment decision was made is located at the address or addresses of Bidville as set forth on Exhibit E.

6.   [INTENTIONALLY DELETED]

7.   CONDITIONS TO CLOSING.

     7.1 Conditions to Bidville's Obligations at the Closing. Bidville's obligations to purchase the 321 Shares at the Closing are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

          (a) Accuracy of Representations and Warranties; Performance of Obligations. The representations and warranties made by 321 and the 321
     Shareholders in Section 4 herein shall be true and correct as of the Closing Date with the same force and effect as if they had been made as of the Closing Date, and 321 and the 321 Shareholders shall have performed all obligations and conditions herein required to be performed or observed by 321 and the 321 Shareholders on or prior to the Closing Date.

          (b) Consents, Permits, and Waivers. 321 shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreement (except for such as may be properly obtained subsequent to the Closing ).

          (c)  Stockholders  Agreement.  321, the 321  Shareholders set forth on
     Schedule 1 hereto and Bidville shall have executed a Shareholders Agreement with respect to transfer restrictions and other matters that is reasonably acceptable to Bidville.

          (d) Compliance Certificate. Bidville shall have received a certificate signed by an officer of 321 and dated as of the date of the Closing, stating that the conditions set forth in Sections 7.1 (a) above have been satisfied.

          (e) Secretary Certificates. Bidville shall have received copies of the Certificates of Incorporation of 321 and Buy Sell (each certified by the Secretary of State of the State of New York) the Bylaws of both 321 and Buy Sell, and resolutions of the Board of Directors of 321 and Buy Sell with respect to the transactions contemplated herein, and good standing certificates from the Secretary of State of the State of New York with respect to Buy Sell and 321, each dated not more than 7 days prior to the Closing Date and certified in a form reasonably acceptable to Bidville by the Secretary of Buy Sell and 321, respectively, as true and correct copies thereof as of the Closing Date.


              7.2 Conditions to Obligations of 321. The 321 Shareholders' obligation to sell the 321 Shares is subject to the satisfaction, on or prior to Closing, of each of the following conditions:

          (a) Representations and Warranties True. The representations and warranties of Bidville shall be true and correct at the date of the Closing, with the same force and effect as if they had been made on and as of said date.
          (b) Payment of Purchase Price. Bidville shall have delivered the Purchase Price in exchange for the 321 Shares purchased hereunder.
          (c) Performance of Obligations. Bidville shall have performed and complied with all agreements and conditions herein required to be performed or complied with by Bidville on or before the Closing.
          (d) Stockholders Agreement. Bidville and the 321 shall have executed a Shareholders Agreement with respect to transfer restrictions and other matters that is reasonably acceptable to the 321 Shareholders.
          (e) Compliance Certificate. 321 shall have received a certificate signed by an officer of Bidville and dated as of the date of the Closing, stating that the conditions set forth in Sections 7.2 (a) and (c) above have been satisfied.
          (f) Secretary Certificate. 321 shall have received copies of the Certificate of Incorporation (certified by the Secretary of State of the State of Nevada), Bylaws, and resolutions of the Board of Directors of Bidville with respect to the transactions contemplated herein, and a good standing certificate from the Secretary of State of the State of Nevada with respect to Bidville dated not more than 7 days prior to the Closing Date, certified in a form reasonably acceptable to 321 by the Secretary of Bidville as true and correct copies thereof as of the Closing Date.


8.   MISCELLANEOUS.

          8.1 Indemnification.

          (a) 321 and the 321 Shareholders hereby agree jointly and severally to hold harmless and indemnify one another against any and all losses, claims, liabilities, damages and expenses (and all costs including, without limitation, reasonable attorneys' fees and expenses) resulting from (i) any inaccuracy in or any breach by 321 or the 321 Shareholders of any representation or warranty thereof set forth in Section 4 above, (ii) any breach of any covenant or agreement contained in this Agreement prior to or following the Closing.

          (b) 321 and the 321 Shareholders hereby agree jointly and severally to hold harmless and indemnify Bidville against any and all losses, claims, liabilities, damages and expenses (and all costs including, without limitation, reasonable attorneys' fees and expenses) resulting from (i) any inaccuracy in or any breach by 321 or the 321 Shareholders of any representation or warranty thereof set forth in

     Section 4above, (ii) any breach of any covenant or agreement contained in this Agreement required to be performed by 321 or the 321 Shareholders prior to or following the Closing.

          (c) If the 321 Shareholders receive in transfer any Bidville Shares from Bidville pursuant to Section 3.2(b) of this Agreement, the 321 Shareholders agree to hold harmless and indemnify Bidville against any and all losses, claims, liabilities, damages and expenses (and all costs, including, without limitation, reasonable attorneys fees and expenses) by any 321 Shareholder resulting from any actions, claims, demands or legal proceedings arising from or related to matters or events that shall occur with respect to 321, Buy Sell, or Bidville following the Closing.

          8.2 Indemnification Procedures.

          (a) Each party claiming indemnification ("Indemnified Party") shall promptly give notice hereunder to the party from which such Indemnified Party is claiming Indemnification ("Indemnifying Party") after becoming aware of any claim as to which recovery may be sought against the Indemnifying Party as a result of the terms of Section 8.1 above.

          (b) If the Indemnifying Party shall not, within 30-calendar days after its receipt of the notice required by Section 8.2(a) above, advise
     Indemnified Party that the Indemnifying Party denies the right of the Indemnified Party to indemnity in respect of the claim, then the amount of such claim shall be deemed to be finally determined between the parties hereto. If the Indemnifying Party shall notify the Indemnified Party that it disputes any claim made by the Indemnified Party, then the parties hereto shall endeavor to settle and compromise such claim, and if unable to agree on any settlement or compromise, such claim for indemnification shall be settled by appropriate litigation, and any liability established by reason of such settlement, compromise or litigation shall be deemed to be finally determined.

     8.3 Injunctive Relief. The Parties acknowledge that the restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Parties, and that any violation of such restrictions may result in irreparable injury to the Parties for which money damages may not provide an adequate remedy. Therefore, the Parties shall be entitled to seek equitable relief, including, without limitation, preliminary and permanent injunctive relief, in any court of competent jurisdiction and, to the extent applicable, an equitable accounting of all earnings, profits and other benefits arising from the violation of any such restrictions, which rights shall be cumulative and in addition to any other rights or remedies to which the Parties seeking such relief may be entitled.

     8.4 Governing Law. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of New York, without regard to the choice of law or conflicts of law provisions thereof. All suits or other actions regarding disputes arising under this Agreement shall be brought in the courts, whether state or federal, of the State of Florida.

     8.5 Survival. The representations and warranties made herein shall survive the Closing of the transactions contemplated hereby for a period of two (2) years from the Closing Date.

     8.6 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the permitted successors, assigns, heirs, executors and administrators of the Parties hereto. This agreement may not be assigned by any of the Parties hereto without the prior written consent of all other Parties, and any attempted assignment in violation of this provision shall be null and void.

     8.7 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and no Party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

     8.8 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     8.9 Amendment and Waiver. This Agreement may be amended or modified only by a written consent signed by each of the Parties.

     8.10 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any Party, upon any breach, default or noncompliance by another Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on Bidville's part with respect to any breach, default or noncompliance under this Agreement or any waiver on such Party's part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

     8.11 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to321 at the address as set forth on the signature page hereof, or to 321 at the address as set forth in Exhibit E attached hereto and to Bidville at the address set forth on Exhibit E attached hereto or at such other address as 321 or Bidville may designate by ten (10) days advance written notice to the other Parties hereto.

     8.12 Expenses. Each Party shall pay its own all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement.

     8.13 Attorneys' Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing Party in such dispute shall be entitled to recover from the losing Party all reasonable fees, costs and expenses of enforcing any right of such prevailing Party under or with respect to this Agreement, unless payment for such fees and costs is otherwise provided for under this Agreement.

     8.14 Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     8.15 Counterparts; Execution. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. All Parties are specifically authorized to execute this Agreement and transmit the executed Agreement and/or any schedules or Exhibits thereto or portions thereof by facsimile transmission to each other Party, and such execution shall be effective as if executed in the offices of Bidville as described in Section 3.1 herein. For convenience, Bidville's fax number may be set forth as part of Exhibit E.

     8.16 Broker's Fees. Other than has been set forth herein, each of the Parties hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such Party hereto is or will be entitled to any broker's or finder's fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each of the Parties hereto further agrees to indemnify each other Party for any claims, losses or expenses incurred by such other Party as a result of the representation in this Section 8.13 being untrue.

     8.17 Confidentiality. Each Party hereto agrees that, except with the prior written consent of other Parties, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other Parties to which such Party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of the 321 Shares purchased hereunder. The provisions of this Section 8.14 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the Parties hereto.

     8.18 Pronouns. All pronouns contained herein, and any nouns or variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as the context may require.







                      [COUNTERPART SIGNATURE PAGES FOLLOW]

                     SIGNATURE PAGE TO INVESTMENT AGREEMENT.




     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


321, Play Inc., A NEW YORK CORPORATION

                                      DATE: March 24, 2004

By: /s/ Alina Mezhbovski
---------------------------------------
      Alina Mezhbovski ,its President


BIDVILLE, INC., A NEVADA CORPORATION

                                      DATE: March 24, 2004

By:  /s/Gerald C. Parker
---------------------------------------
       Gerald C. Parker ,its President

                                    SCHEDULES

                                   Schedule 1

321 Shareholders and corresponding apportionment of Bidville Shares to be received at Closing.


Name of Shareholder     Number of 321 Shares owned  Number of shares of Bidville
                                                    common stock to be issued at
                                                    Closing

Alina Mezhbovski        200                         500,000



----------------------  --------------------------- ----------------------------